Annual Shareholder Meeting Results


The Fund held its meeting of shareholders on December 19, 2012.
Common/Preferred shareholders voted as indicated below:

                                                                 Withheld
                                                    Affirmative  Authority
New York Municipal II
Re-election of Hans W. Kertess*
Class I to serve until the Annual
Meeting for the 2015-2016 fiscal year                  2,453        49
Re-election of William B Ogden, IV
Class I to serve until the Annual Meeting
for the 2015-2016 fiscal year                        8,919,625    348,007
Re-election of Alan Rappaport
Class I to serve until the Annual Meeting
for the 2015-2016 fiscal year                        8,919,625    348,007


The other members of the Board of Trustees at the time of the meeting, namely, Ms. Deborah A. DeCotis and Messrs. Bradford K. Gallagher, James A. Jacobson* and John C. Maney+, continued to serve as Trustees of the Fund.


* Preferred Shares Trustee
+ Interested Trustee

Annual